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                              Employment Agreement

         EMPLOYMENT AGREEMENT, dated as of January 1, 1996 but effective as of the date provided in Section 2.1, between Revlon Consumer Products Corporation, a Delaware corporation (the "Company"), and M. Katherine Dwyer (the "Executive").

         The Company wishes to continue the employment of the Executive, and the Executive wishes to accept such continued employment, on the terms and conditions set forth in this Agreement.

         Accordingly, the Company and the Executive hereby agree as follows:

            Employment, Duties and Acceptance.

            1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as head of the Company's United States cosmetics, fragrances, skin treatments and implements business or in such other executive position of at least an equivalent level consistent with the Executive's business experience and background as may be assigned to the Executive by the President of the Company, and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company, if elected) as may be assigned to the Executive by the President of the Company. The Executive's title shall be President, Revlon Cosmetics U.S.A. or such other title of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the President of the Company.

            1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

            1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

         2. Term of Employment; Certain Post-Term Benefits.

            2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on the effective date of the initial public offering of the Company's (or its immediate parent's) common stock (the "Effective Date") and shall end on such date as is provided pursuant to Section
2.2. This Agreement will become null and void if the Effective Date has not occurred prior to January 1, 1997.

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            2.2 End-of-Term Provisions. At any time on or after the second anniversary of the Effective Date the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice. If the Company shall not theretofore have given such notice, from and after the third anniversary of the Effective Date unless and until the Company gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice. Non-extension of the Term shall not be deemed to be a breach of this Agreement by the Company for purposes of Section 4.4.

            2.3 Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

         3. Compensation; Benefits.

            3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $500,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

            3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall receive an annual bonus in accordance with the Company's Executive Bonus Plan as in effect from time to time or such plan or program as may replace it, on the basis of a target bonus of 50% of Base Salary.

            3.3 Stock Options. From and after an initial public offering of the Company's (or its immediate parent's) common stock, the Executive shall be recommended to the Compensation Committee or other committee of the Board administering the 1996 Revlon Stock Plan or any plan that may replace it, as from time to time in effect, to receive an option at the time of the initial public offering to purchase 45,000 shares of Revlon common stock and an option during each subsequent year during the Term to purchase 30,000 shares of Revlon Common Stock, with (i) the initial such grant to be on the date of the initial public offering for a term of 10 years at an option exercise price equal to the initial public offering price and with the option not becoming exercisable until the third anniversary of the date of grant and then becoming 100%

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exercisable for the balance of the term of such option, unless prior thereto the Executive's employment is terminated by the Company otherwise than for cause pursuant to Section 4.3, in which event the option shall be exercisable with respect to 25% if termination occurs during the period from the first to the second anniversaries of the grant date and with respect to 50% if termination occurs during the period from the second to the third anniversaries of the grant date and in either case shall remain so exercisable for one year from the date of such termination and (ii) each subsequent grant to vest and otherwise be on terms (other than number of shares covered) substantially the same as other senior executives of the Company generally.

            3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time.

            3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with the vacation policy of the Company as in effect from time to time.

            3.6 Fringe Benefits.

            (i) During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and shall be entitled to the use of a Company-provided automobile in accordance with the Company's executive automobile policy and guidelines as from time to time in effect.

            (ii) During the Term, the Company agrees to make available to the Executive additional term life insurance coverage with a face amount of three times the Executive's Base Salary from time to time, subject to the insurer's satisfaction with the results of any required medical examination to which the Executive hereby agrees to submit, and shall reimburse the Executive for the premium expense related thereto and gross the Executive up for the tax payable with respect to such reimbursement. Such coverage shall be provided pursuant to the Company's optional supplemental term insurance program, if available, or if not, the Executive may select a plan of the Executive's choice and may designate the beneficiary of such plan.

            (iii) During the Term the Company shall maintain an individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to (A) fifty percent of the sum of the Executive's Base Salary in effect on the date of disability plus the Executive's most recent annual

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bonus pursuant to Section 3.2 less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time (irrespective of whether the Executive has elected to participate in such long-term disability program).

         4. Termination.

            4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to life insurance provided under Section 3.6.

            4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company paid group life insurance plan (including supplemental coverage under Section 3.6) and for the Executive and his or her spouse and children under the Company's group medical (including executive medical) plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

            4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of Executive's duties hereunder or other material breach by the Executive of this Agreement or any other conduct on the part of the Executive which would make the Executive's continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law.

            4.4 Company Breach; Other Termination. In the event of the breach of any material provision of this Agreement by the Company or the failure of the Compensation Committee (or other appropriate Committee of the Company's Board of Directors) to fully implement the Company's recommendation pursuant to
Section 3.3, the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. In addition, the Company shall be entitled to terminate the Term at any time and without

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prior notice otherwise than pursuant to the provisions of Section 2.2, 4.2 or
4.3. Upon such termination by the Executive, or in the event the Company so terminates the Term otherwise than pursuant to the provisions of Section 2.2,
4.2 or 4.3, the Company's sole obligation shall be to make the payments and provide the benefits prescribed by the Executive Severance Policy of the Company as in effect on the date of this Agreement, upon the Executive's compliance with the terms thereof.

            4.5 Litigation Expenses. If the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

         5. Protection of Confidential Information;
             Non-Competition.

            5.1 The Executive acknowledges that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

            5.1.1 Except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal

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or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.

            5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

            5.2 The Executive shall in all respects fully comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in such Executive Severance Plan (whether or not the Executive is a signatory thereof) with the same effect as of the same were set forth herein in full.

            5.3 If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

            5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company; and

            5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

In addition, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the Executive consents to the Company obtaining a preliminary and a permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable,

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and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

            5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

            5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

            5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

            5.7 Any termination of the Term or this Agreement shall have no effect on the continuing operation of this Section 5.

         6. Inventions and Patents.

            6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

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            6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

            6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

         7. Intellectual Property.

         Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

         8. Indemnification.

         The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

         9. Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

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         If to the Company, to:


              Revlon Consumer Products Corporation
              625 Madison Avenue
              New York, New York 10022
              Attention:  Wade H. Nichols III
                       Senior Vice President and
                            General Counsel

         If to the Executive, to her principal residence as reflected in the records of the Company.

         10. General.

             10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

             10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

             10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

             10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of any business or assets in which the Executive's services are then substantially involved; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of such business or assets.

             10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to

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enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

             10.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. Subsidiaries and Affiliates.

             11.1 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       REVLON CONSUMER PRODUCTS CORPORATION


                                       By: /s/ George Fellows
                                          -------------------------------------
                                          George Fellows

                                           /s/ M. Katherine Dwyer
                                          -------------------------------------
                                          M. Katherine Dwyer


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